EXHIBIT 10.6

XERO SHOES

SECOND AMENDED AND RESTATED
LONG-TERM INCENTIVE PLAN

November 19, 2022

XERO SHOES

SECOND AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

ARTICLE I ESTABLISHMENT; OVERVIEW

1.1.            Establishment of Plan; Restatement. Feel the World, Inc., d/b/a Xero Shoes (the “Company”) has previously adopted this amended Xero Shoes Long-Term Incentive Plan (the “Plan”), the purpose of which is to attract and retain highly-qualified employees and other service providers who will contribute to the Company’s long-term success, provide incentives that align the interests of employees and other service providers with those of the Company’s shareholders and promote the success of the Company’s long-term business objectives. The Plan is hereby amended and restated as of November 19, 2022.

1.2.            Plan Overview. In the event of a qualifying sale transaction or initial public offering, the Plan provides for the establishment of an incentive bonus pool (the “Incentive Award Pool”) pursuant to Article V below, with 50% of the Incentive Award Pool to be distributed to certain longer tenured employees in accordance with the provisions of Section 6.2 below (the “Base Portion”), and the other 50% of the Incentive Award Pool to be distributed to certain designated participants contingent upon the Investor’s achievement of a minimum Total Return, in accordance with Section 6.3 below (the “Supplemental Portion”). Bonus amounts payable under the Plan (“Awards”) are then paid in accordance with Article VII, below.

ARTICLE II DEFINITIONS

2.1.            Definitions. The following capitalized terms shall have the meanings ascribed to them below.

2.1.1.      “Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

2.1.2. ”Board” means the Board of Directors of the Company.

2.1.3.      “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rules , notices and regulations thereunder.

2.1.4.      “Eligible Employees” means those U.S. domestic employees of the Company or any Affiliate who have been employed with the Company or any Affiliate for at least eighteen (18) continuous months measured as of the date of the Liquidity Event, other than (i) leased employees,

(ii) temporary employees, (iii) individuals who are classified by the Company or any Affiliate as independent contractors, even if they are later adjudicated to be common law employees of the Company or such Affiliate, (iv) employees holding vested options, or options that will vest, upon

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a Liquidity Event; and (v) employees holding vested shares of the Company, or shares that will vest, upon a Liquidity Event if such shares were received upon exercise or in satisfaction of any compensatory stock rights (i.e., stock options, stock appreciation rights or stock units).

2.1.5. “Investor” means TZP Group LLC.

2.1.6.      “Investor’s Aggregate Investment” means an initial amount equal to the aggregate purchase price paid by the Investor with respect to its equity interest in the Company, which shall be increased by an amount equal to the sum of any additional equity investments in the Company by the Investor after December 2, 2020, the initial investment date (if any).

2.1.7.      “Liquidity Event” means (i) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any individual, entity or group of beneficial ownership of more than fifty percent (50%) (on a fully diluted basis) of the combined voting power of the then outstanding voting securities of the Company; (ii) the sale , transfer or other disposition of all or substantially all of the assets of the Company to any individual, entity or group other than an Affiliate; or (iii) an initial public offering of the Company’s shares of common stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended; provided, however, that a transaction shall not constitute a Liquidity Event if (A) its primary purpose is to obtain funding for the Company in a financing that is approved by the Board or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately prior to such transaction, or (B) the transaction is a recapitalization after which Steve Sashen and Lena Phoenix collectively retain twenty percent (20%) (on a fully diluted basis) or more of beneficial ownership of the Company.

2.1.8.      “Participant” means, as of the date of a Liquidity Event, (i) each Eligible Employee with respect to the 80% Formula Base Portion, and (ii) such other employees, non-employee directors, independent contractors and other service providers as designated by the Board in its sole discretion with respect to the 20% Discretionary Base Portion and the Supplemental Portion; provided that, notwithstanding the foregoing, the following individuals shall not be eligible to participate in the Plan: (a) Steven Sashen and (b) Lena Phoenix. No individual shall become a Participant with respect to either the Base Portion or the Supplemental Portion unless and until a Liquidity Event occurs.

2.1.9.      “Total Return” means the sum of all amounts received by the Investor (if any) from December 2, 2020 (the Investor’s initial investment date) through the date of the Liquidity Event (including any amounts payable in the Liquidity Event) in respect of its equity interest in the Company. For purposes of calculating Total Return, no payment which is not directly in respect of equity held by the Investor (such as management fees, consulting fees or expenses reimbursements) shall be included in the calculation.

2.2.            Other Definitions. The following terms are defined in the following Sections of the Plan document, as follows:

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Capitalized Term	Section Defined
“Administrator”	Article III
“Award”	1.2
“Base Portion”	1.2
“Company”	1.1
“Excise Tax”	9.1
“Incentive Award Pool”	1.2
“Net Proceeds”	Article V
“Plan”	1.1
“Plan Effective Date”	1.1
“Supplemental Portion”	1.2

ARTICLE III
ADMINISTRATION OF THE PLAN

This Plan shall be administered by the Board or by such other person or committee as may be designated by the Board to administer the Plan or any portion thereof (the Board, or such person or committee (to the extent of such delegation), as applicable, the “Administrator”). The Administrator shall have full power, discretion and authority to construe and interpret this Plan; to resolve any ambiguity in the Plan; to resolve any questions concerning the amount of benefits payable to a Participant; to make all other determinations required by this Plan; and to make and publish forms, rules and procedures for the administration of this Plan. Any provision of the Plan that depends upon a determination or discretion of the Administrator shall vest in the Administrator the authority to make such determination in its sole and absolute discretion, which determination shall be binding upon the Participants. The Administrator may appoint agents and delegate to those agents such powers and duties in connection with the administration of this Plan as the Administrator may from time to time prescribe. In no event shall the Administrator be liable to any Participant or beneficiary (or to any person claiming to be a Participant or beneficiary) for any actions or omissions taken in good faith, and the Company shall indemnify the Administrator to the full extent permitted by law for any such action or omission.

ARTICLE IV
PARTICIPATION

Each Eligible Employee at the time of the Liquidity Event shall automatically be a Participant in the Plan. In addition, the Administrator may designate non-employee directors and independent contractors or other service provider of the Company or any Affiliate as of the date of the Liquidity Event as Participants in the Plan, provided that non-employee Participants shall be eligible to participate solely in the Supplemental Portion of the Incentive Award Pool.

ARTICLE V
INCENTIVE AWARD POOL

The amount of the Incentive Award Pool shall initially be set at 5% of the “Net Proceeds” from the Liquidity Event; provided, however, that the percentage of “Net Proceeds” set aside for the Incentive Award Pool shall be adjusted by the Administrator in its discretion to prevent the dilution or enlargement of benefits provided hereunder as a result of any capital raising activity, recapitalization, reorganization, merger, amalgamation, or similar corporate event. For purposes

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of this Plan, “Net Proceeds” shall mean the net proceeds distributable to the stockholders of the company (determined on a fully diluted basis ) in their capacity as shareholders as a result of the Liquidity Event, after deducting the costs and expenses the Company incurs in connection with the Liquidity Event, which shall include, but not be limited to, any payments under this Plan, closing costs, attorney fees, investment banking fees, accounting fees and other professional fees, all as determined by the Administrator in its sole and absolute discretion. For purposes of clarity, Net Proceeds shall not include privately-held securities issued by any acquiring entity or Affiliate thereof representing rollover of Company stockholder ownership interests. Notwithstanding anything to the contrary in this paragraph, if the Liquidity Event is an initial public offering of the Company’s common stock, the “Net Proceeds” attributable to such Liquidity Event shall mean the total market capitalization of the Company calculated by reference to the initial public offering price of the Company’s common stock. Because the payments owed under this Plan are transaction expenses that affect the determination of Net Proceeds and the Investor’s Total Return, the Administrator shall use such iterative methods as it deems appropriate due to the nature of Net Proceeds and Total Return being dependent upon the payments under this Plan and vice versa.

ARTICLE VI
DETERMINATION OF INDIVIDUAL AWARDS

6.1.            General. As soon as administratively practicable following the occurrence of a Liquidity Event (but in no event more than five (5) calendar days thereafter), the Administrator shall determine in writing the Awards (if any) to which each Participant is entitled, which Awards shall be equal to the amounts distributable to such Participant pursuant to Sections 6.2 and 6.3, as applicable.

6.2.            Base Portion of Incentive Award Pool. The Base Portion of the Incentive Award Pool shall be comprised of fifty percent (50%) of the Incentive Award Pool.

6.2.1.      Eighty percent (80%) of the Base Portion (hereinafter, the “80% Formula Base Portion”) shall be allocated to Participants who are Eligible Employees as of the date of the consummation of the Liquidity Event. Each such Participant’s share of the 80% Formula Base Portion shall be determined on a proportional basis based on the number of credited hours of service of each Participant during the eighteen (18) month period ending on the date of the Liquidity Event, disregarding for this purpose any overtime hours. Each Participant’s credited hours of service shall be determined by the Administrator based on a full-time equivalent of 3,120 hours of service during the eighteen (18) month look back period. Thus, full-time Participants will generally be expected to be credited with 3,120 hours of service during such period (and in no event may any Participant be credited with in excess of 3,120 hours of service during such period). Part-time Participants shall be credited with a ratably reduced number of hours based on the number of part-time regular hours they worked as compared to a full-time schedule.

6.2.2.      Twenty percent (20%) of the Base Portion (hereinafter, the “20% Discretionary Base Portion”) shall be allocated to Participants at the sole discretion of the Administrator.

6.2.3.      All calculations shall be made by the Administrator in accordance with reasonable conventions determined by the Administrator.

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6.3.            Supplemental Portion of Incentive Award Pool.

6.3.1.      The Supplemental Portion of the Incentive Award Pool shall be comprised of 50% of the Incentive Award Pool; however, no portion (0%) of the Supplemental Portion shall be paid unless the Total Return to the Investor is at least 3.9 times (3.9x) the Investor’s Aggregate Investment.

6.3.2.      If the Investor’s Total Return is at least 3.9x, after giving effect to the Supplemental Portion, then the Supplemental Portion shall be granted and allocated to Participants at the sole discretion of the Administrator.

ARTICLE VII
PAYMENT OF AWARDS

7.1.            Payment Timing. Settlement of Awards will occur on or within thirty (30) days following the Liquidity Event.

7.2.            Form of Payment. Awards will be payable in (i) cash, (ii) shares of common stock of the Company or equity of any successor (or parent thereof), or (iii) a combination thereof, as determined in the sole discretion of the Administrator; provided, however, that any Company stock (or equity of any successor or parent thereof) distributed as payment under the Plan shall be fully vested and shall not be subject to forfeiture by the Participant based on the Participant’s termination of employment or failure to meet other business goals.

7.3.            Release. Any and all amounts payable under this Plan shall only be payable if the Participant delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached hereto as Exhibit A, which release must be executed and must have become irrevocable prior to the latest date on which payment could be made in accordance with Section 7.1.

ARTICLE VIII
TERMINATION OF EMPLOYMENT

No Award will be paid to any individual who fails to remain an employee of or service provider to the Company or any Affiliate continuously through the date of the Liquidity Event. If an individual terminates employment of service for any reason prior to a Liquidity Event, then such individual shall have no right to an Award hereunder.

ARTICLE IX
GOLDEN PARACHUTE PROVISIONS

9.1.            Limitation. If it is determined that any payment or benefit provided to or for the benefit of any Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Program or otherwise (a “Payment”), would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then such Payments

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shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax.

9.2.            Reduction of Payments. In the event Payments must be reduced pursuant to Section 9.1, the Participant may select the order of reduction; provided, however, that none of the selected Payments may be “nonqualified deferred compensation” subject to Code Section 409A. In the event the Participant fails to select an order in which Payments are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Code Section 409A, the Company shall (to the extent feasible) reduce cash Payments and in the order in which such payments would be made (with payments made closest to the Liquidity Event being reduced first).

9.3.            Performance of Calculations. The calculations in Sections 9.1 and 9.2 above shall be made by a certified public accounting firm , executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The costs of performing such calculations shall be borne exclusively by the Company.

9.4.            Stockholder Vote. The limitation set forth in Section 9.1 shall not apply in the event that a sufficient amount of the Payments are approved by the stockholders of the Company pursuant to Section 280G(b)(5) of the Code and the Treasury Regulations thereunder, such that no Payment or portion thereof is subject to the excise tax imposed by Code section 4999.

ARTICLE X
BENEFICIARIES

This Plan does not provide death benefits for any Participant. However, to the extent that a Participant has earned an Award under this Plan by remaining employed through the date of the Liquidity Event, and dies prior to the time such Award is paid, the earned Award shall be distributed in accordance with this Article X. A Participant may designate a beneficiary or beneficiaries to receive the earned but unpaid Award by delivering a signed written beneficiary designation to the Company prior to the Participant’s death. Such designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time by delivering a new signed written designation or signed written revocation to the Company prior to the Participant’s death. In the case of the Participant’s death, the earned but unpaid Award shall be distributed in accordance with the Plan to the Participant’s designated beneficiary or beneficiaries. In the event Participant does not have a valid beneficiary designation on file, the earned but unpaid Award shall be distributed to the Participant’s estate. If there shall be any question as to the legal right of any beneficiary to receive an earned but unpaid Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company shall have no further liability with respect to such amount.

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ARTICLE XI
AMENDMENT AND TERMINATION OF THE PLAN

The Board shall have complete and exclusive power and authority to amend, modify, or terminate the Plan in any or all respects, in its sole and absolute discretion; provided, however, that no such amendment shall adversely affect the rights of any Participant with respect to his or her participation in the Plan without the consent of such Participant. Notwithstanding the foregoing, to the extent a Liquidity Event involves the payment of delayed consideration (such as an escrow or an earnout) and also qualifies as a “change in control event” pursuant to Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii), the Company shall have the right to amend the Plan to provide that a portion of the Awards shall similarly be paid on a delayed basis upon the same schedule and under the same terms and conditions as the consideration to be received in the Liquidity Event. It is the intent of the Company that any such amendment complies with the requirements set forth in Treasury Regulation 1.409A-3(i)(5)(iv)(A) with regards to the payment of “transaction-based compensation.”

ARTICLE XII
MISCELLANEOUS

12.1.        Tax Withholding. The Company shall have the right to deduct from any Award all applicable federal, state, and local income and employment tax withholdings.

12.2.        Service Not Guaranteed. Nothing in this Plan shall confer upon any individual any right to continue in service for any period or otherwise restrict the rights of the Company (or Affiliate) or such individual to terminate such individual’s employment or service at any time, and for any reason, subject to the terms of any applicable employment or other services contract that may then be in effect.

12.3.        Governing Law. This Plan shall be interpreted and enforced under the laws of the State of Colorado, without regard to principles thereof regarding conflicts of laws.

12.4.        Participation in Other Plans. Nothing in this Plan shall affect any right which any individual may otherwise have to participate in any plan or agreement adopted by the Company or Affiliate or which may be adopted hereafter.

12.5.        409A. It is the intention of the Company that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Plan shall be construed and administered in accordance with such intent. To the extent such payments or benefits could potentially become subject to Code Section 409A, the Company shall be entitled to amend the Plan (retroactively, if necessary) with the goal of giving the Participants the economic benefits described herein in a manner that does not result in such tax being imposed. Notwithstanding the foregoing, in no event shall the Company be liable to any Participant for any tax, penalty, or interest imposed on such Participant as a result of the application of Code Section 409A to any Award payable hereunder. Each payment or benefit under this Plan shall be considered a separate payment for purposes of Section 409A of the Code.

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12.6.        No Separate Fund or Trust. The amounts payable under the Plan are payable out of the general assets of the Company and are subject to the general creditors of the Company. There will be no separate fund or trust for any amounts payable hereunder and no amounts hereunder shall be assignable or otherwise subject to creditors of Participants.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officer as of the date set forth below.

FEEL THE WORLD INC., DBA XERO SHOES

By:	/s/ Lena Phoenix
Name: Title: Date:	Lena Phoenix President November 19, 2022

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is entered into as of this day of _________, 20___, by and between Feel the World, Inc., d/b/a Xero Shoes (the “Company”) and ________________, an employee or other service provider of the Company (the “Service Provider”) (collectively, the “Parties”).

WHEREAS, the Service Provider is a participant in the Xero Shoes Long-Term Incentive Plan (the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company has agreed to provide the Service Provider certain benefits and payments under the terms and conditions specified therein (the “Benefits”), provided that the Service Provider has executed and not revoked a general release of claims in favor of the Company.

NOW, THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound , agree as follows:

1.	Effective Date. Provided that it has not been revoked pursuant to Section 4 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by the Service Provider (the “Effective Date”).

2.	Effect of Revocation. The Service Provider acknowledges and agrees that if the Service Provider revokes this Release pursuant to Section 4 hereof , the Service Provider will have no right to receive the Benefits.

3.	General Release. In consideration of the Company’s obligations, the Service Provider hereby releases, acquits and forever discharges the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including, but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of Colorado and any other federal, state or local statutes or ordinances of the United States, it being the Service Provider’s intention and the intention of the Company to make this release as broad and as general as the law permits. The Service Provider understands that this Release does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of the Plan with respect to payments the Service Provider may be owed pursuant to the terms thereof.

Exh A-1

4.	Review and Revocation Period. The Service Provider acknowledges that the Company has advised the Service Provider that the Service Provider may consult with an attorney of the Service Provider’s own choosing (and at the Service Provider’s expense) prior to signing this Release and that the Service Provider has been given at least twenty-one (21) days during which to consider the provisions of this Release, although the Service Provider may sign and return it sooner. The Service Provider further acknowledges that the Service Provider has been advised by the Company that after executing this Release, the Service Provider will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired. The Service Provider acknowledges and agrees that if the Service Provider wishes to revoke this Release, the Service Provider must do so in writing, and that such revocation must be signed by the Service Provider and received by [__________] no later than 5:00 p.m. Mountain Time on the seventh (7th) day after the Service Provider has executed this Release. The Service Provider further acknowledges and agrees that, in the event that the Service Provider revokes this Release, the Service Provider will have no right to receive any benefits hereunder, including the Benefits. The Service Provider represents that the Service Provider has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

5.	Non-Admission of Liability. Nothing in this Release will be construed as an admission of liability by the Service Provider or the Released Parties; rather, the Service Provider and the Released Parties are resolving all matters to date arising out of the relationship between the Service Provider and the Company and all other relationships between the Service Provider and the Released Parties.

6.	Nondisparagement. The Service Provider agrees not to make negative comments or otherwise disparage the Company, its subsidiaries or any of their respective officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of the Company’s Board of Directors (the “Board”) and officers of the Company as of the date hereof will not, while employed by the Company or serving as a Director of the Company, as the case may be, make negative comments about the Service Provider or otherwise disparage the Service Provider in any manner that is likely to be harmful to the Service Provider’s business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company’s directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.

7.	Binding Effect. This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

8.	Governing Law. This Release will be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any otherjurisdiction.

Exh A-2

9.	Severability. Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

10.	Counterparts. This Release may be signed in counterparts. Each counterpart will be deemed to be an original, but together all such counterparts will be deemed a single agreement.

11.	Entire Agreement; Modification. This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

12.	Acceptance. The Service Provider may confirm acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to [___________] no later than 5:00 p.m. Mountain Time on [______________].

THE SERVICE PROVIDER ACKNOWLEDGES AND REPRESENTS THAT THE SERVICE PROVIDER HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. THE SERVICE PROVIDER FURTHER ACKNOWLEDGES AND AGREES THAT THE SERVICE PROVIDER HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF THE SERVICE PROVIDER’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

IN WITNESS WHEREOF, the Company and the Service Provider have duly executed this Release as of the date first above written.

FEEL THE WORLD, INC., D/B/A XERO SHOES	SERVICE PROVIDER

By: ____________________	______________________
Name

Exh A-3